                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
     Cadigan             John              D.
-------------------------------------------------------
    (Last)              (First)           (Middle)

    300 Harbor Building
    100 Second Avenue, South
-------------------------------------------------------
                   (Street)

    Edmonds               WA                98020
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
    May 1998


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    _____ Officer (Give title below)  _____ Other (specify below)

    _________________________________


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction        Code
                                         Date         -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------         -----------     ----    ---
Common Stock $6.25 par value          5/4/98           S      ---
Common Stock $6.25 par value          5/4/98           S      ---
Common Stock $6.25 par value          5/1/98           S      ---
Common Stock $6.25 par value          5/5/98           A      ---
----                                  ------           --     ---


                               4. Securities Acquired (A)
                                     or Disposed of (D)
                                  ---------------------------
                                           (A) or
1. Title of Security              Amount     (D)    Price
-------------------------------   ------   -------  --------
Common Stock $6.25 par value      4,000      D     $27.875  <F1>
Common Stock $6.25 par value      4,000      D     $27.875  <F1>
Common Stock $6.25 par value      1,000      D     $28.5625 <F1>
Common Stock $6.25 par value        600      A     $28.0625
----                                ---      --    ----


                                                     6. Ownership
                                   5.  Amount of          Form
                                       Securities        Direct
                                      Beneficially       (D) or
                                        owned at        Indirect
1. Title of Security                  End of Month        (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value          11,700            I
Common Stock $6.25 par value          10,000            I
Common Stock $6.25 par value           2,515            I
Common Stock $6.25 par value           2,886            D
                                      58,084            I

                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value          <F2>
Common Stock $6.25 par value          <F3>
Common Stock $6.25 par value          <F4>
Common Stock $6.25 par value          ----
----                                  <F5>




Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative           Date
       Security                   Security           (Mo/Day/Yr)
-----------------------------   ------------------   ------------
Nonqualified Stock Options      $29.50               1/2/98


                                                   5.  Number of
                                                      Derivatives
                                                      Securities
                                                       Acquired
                                                        (A) or
                             4. Transaction            Disposed
                                   Code                 (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V        (A)   (D)
-----------------------------   ---------   ------    ----- -----
Nonqualified Stock Options      A           V         200   ---


                              6. Date Exer-
                                 ciasable and
                                 Expiration
                                 Date
                                 (Mo/Day/Yr)
                                 ------------------
                                 Date     Expira-
1. Title of Derivative           Exer-    tion
       Security                  cisable  Date
-----------------------------    -------  --------
Nonqualified Stock Options       1/2/99    1/1/08


                               7. Title and Amount of
                                  Underlying Securities
                                  -------------------------------
1. Title of Derivative                           Amount or Number
      Security                    Title          of Shares
--------------------------       ---------------- -------------
Nonqualified Stock Options       Common Stock     200
                                 ($6.25 par
                                 value)


                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
Nonqualified Stock Options      -0-                  10,600 <F6>


                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
Nonqualified Stock Options      D                     ---





Explanation of Responses.

[FN]
<F1>  Reflects average price

<F2>  By Campbell Investment Company

<F3>  By Rio Petrol, Inc.

<F4>  By Robert R. Walker

<F5>  Includes all shares described herein and additional shares held (a) in Reporting Person's Keogh Account or IRA (b) by Cadigan Corp. and (c) by an estate of which Reporting Person is the beneficiary and other accounts in respect to which Reporting Person shares voting or investment power and in which the Reporting Person has a pecuniary interest.

<F6>  On August 15, 1997, the common stock of Penn Virginia
      Corporation split 2-for-1 resulting in the Reporting
      Person's acquisition of options for an additional 5,200 shares of common stock.


Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


   John D Cadigan                            June 5, 1998
-----------------------------              ----------------
Signature of Reporting Person                    Date


By: /s/ Nancy M. Snyder
    ------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer